FOR IMMEDIATE RELEASE

Investor Contacts:

Richard T. Schumacher, President & CEO	(508) 230-1828 (T)

Jeffrey N. Peterson, Chairman	(650) 812-8121 (T)

Pressure BioSciences, Inc. Closes $2,000,000 Line-of-Credit

Access to Capital will Enable the Company to Increase Its Focus on Growth and Stability

South Easton, MA, November 3, 2016 – Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” and the “Company”), a leader in the development and sale of broadly enabling constant pressure and pressure cycling technology (“PCT”)-based sample preparation solutions to the large and growing worldwide life sciences industry, today announced it has closed a $2 million line-of-credit with an accredited investor.

On October 28, 2016, an accredited investor (the “Investor”) purchased from Pressure BioSciences Inc., a Promissory Note in the aggregate principal amount of up to $2,000,000 (the “Note”) due and payable on the earlier of October 28, 2017 (the “Maturity Date”) or on the seventh business day after the closing of a Qualified Offering (as defined in the Note). On the same day, the Company received its initial $250,000 advance pursuant to the Note and issued to the Investor a five-year Common Stock Purchase Warrant (the “First Warrant”) to purchase 625,000 shares of the Company’s common stock (“Common Stock”) at an exercise price equal to $0.40 per share. The Investor is obligated to provide the Company $250,000 advances under the Note, but the Investor is not required to advance more than $250,000 in any individual fifteen (15) day period and no more than $500,000 in the thirty (30) day period immediately following the date of the initial advance. Notwithstanding the fifteen (15) day period limitation, on November 2, 2016, the Company received a second $250,000 advance pursuant to the Note and the Company issued to the Investor the Second Warrant to purchase an additional 625,000 shares of the Common Stock.

The terms of the First and Second Warrants are identical except for the exercise date, issue date, and termination date. Interest on the principal balance of the Note is to be paid in full on the Maturity Date but may be prepaid without penalty. Interest will be assessed between 10% and 18% as more clearly delineated in the Note. The Investor will also receive 100% warrant coverage on the amount borrowed within seven days of each advance, with an exercise price of $0.40 and a term of five years. The Investor will also receive an origination fee of 5% of the amounts borrowed, payable in cash or in-kind.

For more information on these and other terms of the Note and the Common Stock Purchase Warrant, please see the Form 8K filed on November 3, 2016.

Mr. Richard T. Schumacher, President and CEO of PBI, commented: “We are pleased that a long-term, accredited investor of the Company has offered us the ability to borrow up to $2 million under very favorable terms, including warrants priced significantly above today’s market. We believe access to this capital will allow us to increase our focus on the continued expansion of our sales and marketing capabilities, enhancements in infrastructure, improvements in efficiency, and other measures that will help to increase revenue while decreasing costs as we march towards our goal of profitability.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) develops, markets, and sells proprietary laboratory instrumentation and associated consumables to the estimated $6 billion life sciences sample preparation market. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or PCT) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions. To date, we have installed over 260 PCT systems in approximately 160 sites worldwide. There are over 100 publications citing the advantages of the PCT platform over competitive methods, many from key opinion leaders. Our primary application development and sales efforts are in the biomarker discovery and forensics areas. Customers also use our products in other areas, such as drug discovery & design, bio-therapeutics characterization, soil & plant biology, vaccine development, histology, and forensic applications.

Forward Looking Statements

Statements contained in this press release regarding PBI’s intentions, hopes, beliefs, expectations, or predictions of the future are “forward-looking’’ statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

For more information about PBI and this press release, please click on the following website link:

http://www.pressurebiosciences.com

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